UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2002

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1622541
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5100 Patrick Henry Drive, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

(408) 764-4000

(Registrant’s telephone number, including area code)

[Not Applicable]

(Former Name or Former Address, if Changed Since Last Report.)

Item 5.  Other Events

On November 6, 2002, Coherent, Inc. (Coherent, we or our) decided to terminate the activities of our Coherent Telecom Actives Group (CTAG).  Based on new market information and insights and the status of our development projects at CTAG obtained subsequent to September 28, 2002, we determined that our return on investment for at least the next several years would have been unsatisfactory and, therefore, additional investments were no longer justified.  We expect to record an estimated after-tax restructuring and impairment charge of $8.0 to $10.0 million ($13.0 to $15.0 million before income taxes) in the first quarter of fiscal 2003.  The charge results primarily from the write-down of equipment to net realizable value, an accrual for the estimated contractual obligation for lease and other facility costs of the building formerly occupied by CTAG and the write-down of our option to purchase Picometrix, Inc.  The charge will be included in continuing operating results in the first quarter of fiscal 2003 rather than in discontinued operations as previously communicated during the conference call for the fourth quarter of fiscal 2002.

Signatures

                      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.

Date: January 15, 2003	By:	/s SCOTT H. MILLER
Senior Vice President and General Counsel